Exhibit 99.1

Cytec Announces First Quarter 2010 Results

As-Adjusted EPS of $0.66, Significantly Above Prior Year As-Adjusted EPS of $0.06

WOODLAND PARK, N.J.--(BUSINESS WIRE)--April 22, 2010--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the first quarter 2010 of $24.8 million or $0.50 per diluted share on net sales of $787 million. Included in the quarter are several special items that total $7.9 million of net expense after-tax or $0.16 per diluted share and are outlined further in this release. Excluding these special items, net earnings were $32.7 million or $0.66 per diluted share.

Net loss for the first quarter of 2009 was $0.1 million or $0.00 per share on net sales of $612 million. Included in the quarter were several special items that totaled $2.8 million of net expense after-tax or $0.06 per diluted share and are outlined further in this release. Excluding these special items, net earnings were $2.7 million or $0.06 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “We are pleased with the results of our first quarter which reflect improvement in the global economy and the leverage from our cost reduction initiatives that were implemented in 2009. Selling volumes in our Specialty Chemical and Building Block segments increased from improved demand across all regions when compared with the high levels of de-stocking which took place in the prior year quarter. While Engineered Materials sales declined compared with the prior year quarter, mostly due to significantly lower build rates in the business jet and military markets, they were flat with the last quarter of 2009 and well above third quarter 2009 sales levels. In summary, we had an excellent start to the year, our structural improvement initiatives are in place, our balance sheet is strong, and we continue to build momentum in 2010.”

Cytec Coating Resins sales increased 38% to $341 million; Operating Earnings increased to $16.8 million.

In Coating Resins, overall selling volumes were up by 42% versus the first quarter 2009, due to improved demand versus the destocking activities that occurred in 2009. Selling prices decreased by 9% in response to competitive pressures while the impact of changes in exchange rates increased sales by 5%.

Operating earnings were $16.8 million versus a loss of $20.3 million in the first quarter 2009. The much improved operating earnings are principally due to the higher selling volumes across all product lines and lower raw material costs. These increases were partially offset by lower selling prices.

Cytec Additive Technologies sales increased 22% to $62 million; Operating Earnings increased to $8.4 million.

In Additive Technologies, overall selling volumes were up 18% versus the first quarter 2009. Excluding the divested impact of the polyurethane product line in mid-2009, overall sales were up by 38%. Selling prices increased 1% and the impact of changes in exchange rates increased sales by 3%.

Operating earnings were $8.4 million versus $0.6 million in the first quarter of 2009 mainly as a result of the higher selling volumes.

Cytec In Process Separation sales increased 16% to $65 million; Operating Earnings increased to $14.9 million.

In Process Separation selling volumes increased by 17% versus the first quarter 2009, primarily as a result of higher demand across all product lines. Selling prices decreased by 4% and the impact of changes in exchange rates increased sales by 3%.

Operating earnings were $14.9 million versus $4.8 million in the prior year quarter principally due to higher selling volumes and lower raw material costs. These increases were partially offset by lower selling prices.

Cytec Engineered Materials sales decreased by 7% to $178 million; Operating Earnings decreased to $21.0 million.

In Engineered Materials, selling volumes decreased by 9% versus the first quarter 2009 driven primarily by build rate reductions in the business jets and military sectors and offset somewhat by stronger demand in the large commercial transport sector. Selling prices increased by 1% and changes in exchange rates increased sales by 1%.

Operating earnings of $21.0 million were down versus earnings of $33.1 million in the prior year quarter, principally as a result of the lower selling volumes.

Cytec Building Block Chemicals sales increased 110% to $140 million; Operating Earnings increased to $4.1 million.

In Building Block Chemicals, selling volumes increased 35% versus the first quarter 2009, which is primarily related to improved demand levels in North America for both acrylonitrile and melamine. Selling prices increased by 75% across all product lines due to higher raw material costs, driven principally by propylene.

Operating earnings were $4.1 million compared to $3.2 million in the first quarter 2009. This is primarily due to the increased selling volumes and higher selling prices. These increases were partially offset by higher raw material costs.

Special Items

In the first quarter of 2010 a number of special items were recorded that resulted in a net pre-tax benefit of $0.4 million ($7.9 million after-tax charge or $0.16 per diluted share) as follows:

  Included in Corporate and Unallocated, is a favorable net adjustment of $0.4 million benefit ($0.4 million after-tax or $0.01 per diluted share) associated with various restructuring initiatives across Specialty Chemicals, Engineered Materials, and Corporate operations. The net benefit of $0.4 million is comprised of $1.0 million benefit related to the sale of our facility in La Llagosta, Spain, which was completed in March 2010 at more favorable terms than previously assumed, offset by $0.6 million charges for additional costs incurred during the first quarter of 2010 related to other 2009 initiatives.
  Included in income tax expense is a charge of $8.3 million or $0.17 per diluted share due to the recent U.S. Health Care Reform legislation that eliminated a tax benefit on a subsidy given to employers with respect to certain prescription drug benefits to retirees equivalent to those provided under U.S. Medicare Part D.

Income Tax Expense

The tax expense for the first quarter of 2010 was $24.4 million, compared with a tax expense of $1.0 million in the first quarter of 2009. Included in the provision for the first quarter of 2010 is the aforementioned charge of $8.3 million related to the elimination of a tax benefit due to recently enacted Health Care Reform legislation. Excluding the impact from the special items previously noted, the overall underlying annual effective tax rate for the first quarter of 2010 was 32.5% versus the underlying annual effective tax rate in the first quarter of 2009 of 34%.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Cash flow from operations was $38 million for the first quarter 2010. During the quarter we continued to maintain the excellent progress achieved by our 2009 working capital initiative. While trade accounts receivable increased $58 million due to higher revenues, the average days sales outstanding for the first quarter of approximately 47 days was flat with the fourth quarter 2009 average. Inventory increased by $35 million in the first quarter of 2010 due to higher demand and production, while average days on hand of approximately 61 days was flat with the average for the fourth quarter of 2009. Accounts payable increased by $84 million in the quarter due to the higher demand levels and an increase of 3 days to 49 days versus the average fourth quarter of 2009 level of 46 days. We believe the gains made from our working capital initiative are sustainable going forward. The decrease in accrued expenses reflects payments against our prior year restructuring initiatives and incentive compensation payments while other liabilities reflects increased contributions to our pension plans versus the prior year period.”

“Capital spending for the quarter was $29 million with approximately 64% of the spending attributable to Engineered Materials, 27% to Specialty Chemical segments, and 5% to Building Block Chemicals versus $64 million spent in the first quarter of 2009. First quarter 2009 capital spending included $24 million for our carbon fiber expansion project which is now on hold and $6 million related to scheduled maintenance turnarounds in Building Block Chemicals. Mr. Drillock continued, “We further reduced our debt by $14 million in the quarter bringing our total gross debt to $672 million while our cash remained at $262 million.”

2010 Outlook

Mr. Fleming commented, “Our results this past quarter continue to demonstrate the excellent progress we have made with our restructuring efforts, our working capital initiative and most importantly staying close to our customers. These efforts coupled with the global demand improvement we have seen across our chemical businesses beginning in the second half of 2009 give us good momentum for the remainder of 2010, subject to the sustained global economic recovery. Taking all this into account and assuming current economic conditions continue, our expectations would be to achieve the upper end of our 2010 full year adjusted diluted earnings per share guidance of $1.90 to $2.40 with a possibility of modestly exceeding the high end of our guidance. We will further update the earnings guidance when we release our second quarter results.”

In closing, Mr. Fleming commented, “I am extremely pleased and proud of the people of Cytec for the successful execution of our restructuring initiatives, sustaining our working capital improvements, and continuing to delight our customers through our service and technical innovation. We are in a great position to deliver our growth strategy of bringing high-performance product and application technologies to market that create value for our customers.”

Investor Conference Call to be Held on April 23, 2010 at 11:00am ET

Cytec will host their first quarter earnings release conference call on April 23, 2010 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings excluding special items and diluted earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. delivers specialty chemicals and materials technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. These pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, chemical intermediates, electronics, inks, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2010	2009

Net sales	$786.8	$612.0
Manufacturing cost of sales	623.2	497.8
Selling and technical services	48.3	49.4
Research and process development	17.7	17.9
Administrative and general	28.9	29.6
Amortization of acquisition intangibles	9.5	9.2
Gain on sale of assets	-	1.6
Earnings from operations	59.2	9.7
Other (expense)/income, net	(0.3)	(3.2)
Net loss on early extinguishment of debt	(0.7)	-
Equity in earnings of associated companies	0.1	0.2
Interest expense, net	8.1	5.6
Earnings before income taxes	50.2	1.1
Income tax provision	24.4	1.0
Net earnings	25.8	0.1
Less: Net earnings attributable to noncontrolling interests	(1.0)	(0.2)
Net earnings/(loss) attributable to Cytec Industries Inc.	$24.8	$(0.1)

Earnings/(loss) per share attributable to Cytec Industries Inc.
Basic earnings/(loss) per common share	$0.51	$(0.00)
Diluted earnings/(loss) per common share	$0.50	$(0.00)

Dividends per common share	$0.0125	$0.125

Weighted average shares outstanding (in thousands):
Basic	49,078	47,482
Diluted	49,510	47,482

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT (Millions of dollars)

	Three months ended March 31,
	2010	2009
Net Sales:
Coating Resins	$341.4	$246.7
Additive Technologies
Sales to external customers	62.3	50.9
Intersegment sales	0.3	-
In Process Separation	65.1	55.9
Engineered Materials	177.7	191.6
Building Block Chemicals
Sales to external customers	140.3	66.9
Intersegment sales	7.0	4.9
Net sales from segments	794.1	616.9
Elimination of intersegment revenue	(7.3)	(4.9)
Total consolidated net sales	$786.8	$612.0

		% of		% of
Three months ended March 31,	2010	Sales	2009	Sales
Earnings/(loss) from operations:
Coating Resins	$16.8	5%	$(20.3)	-8%
Additive Technologies	8.4	13%	0.6	1%
In Process Separation	14.9	23%	4.8	9%
Engineered Materials	21.0	12%	33.1	17%
Building Block Chemicals	4.1	3%	3.2	4%

Earnings from segments	65.2	8%	21.4	3%
Corporate and Unallocated, net (1)	(6.0)		(11.7)

Total earnings from operations	$59.2	8%	$9.7	2%

(1) 2010 includes a net pre-tax credit of $0.4 primarily related to a net favorable adjustment of previously recorded restructuring liabilities. 2009 includes pre-tax charges of $3.2 associated with various organizational restructuring initiatives across our Specialty Chemical segments and corporate operations. 2009 also includes a pre-tax gain of $1.6 associated with the sale of certain of our polyurethane product line assets in Europe and a pre-tax charge of $1.6 primarily related to the accelerated depreciation of assets associated with the exit of our polyurethane product line in Asia.

CYTEC INDUSTRIES INC AND SUBSIDIARIES PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT

	Three Months Ended March 31, 2010

	% Variance Due To
Segment	Volume	Price	FX	Total
Coating Resins	42%	-9%	5%	38%
Additive Technologies	18%	1%	3%	22%
In-Process Separation	17%	-4%	3%	16%
Engineered Materials	-9%	1%	1%	-7%
Building Block Chemicals	35%	75%	0%	110%
Total Cytec	22%	4%	3%	29%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited) (Dollars in millions, except per share amounts)

	March 31,	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$261.9	$261.7
Trade accounts receivable, less allowance for doubtful accounts of
$6.1 and $6.6 in 2010 and 2009, respectively	425.1	374.2
Other accounts receivable	51.1	58.4
Inventories	381.0	351.9
Deferred income taxes	35.5	41.3
Currency swap receivable	17.2	34.4
Other current assets	23.9	19.0
Total current assets	1,195.7	1,140.9
Investment in associated companies	20.4	21.5
Plants, equipment and facilities, at cost	2,298.3	2,310.0
Less: accumulated depreciation	(1,141.6)	(1,133.8)
Net plant investment	1,156.7	1,176.2
Acquisition intangibles, net of accumulated amortization of $217.4 and $214.8
in 2010 and 2009, respectively	375.5	399.5
Goodwill	685.2	701.9
Deferred income taxes	9.0	11.9
Other assets	106.9	107.5
Total assets	$3,549.4	$3,559.4

Liabilities
Current liabilities
Accounts payable	$347.4	$276.4
Short-term borrowings	11.6	10.4
Current maturities of long-term debt	16.8	16.7
Accrued expenses	184.5	202.2
Income taxes payable	12.2	19.2
Currency swap payable	29.1	45.3
Deferred income taxes	2.2	5.2
Total current liabilities	603.8	575.4
Long-term debt	643.7	658.4
Pension and other postretirement benefit liabilities	369.5	388.8
Other noncurrent liabilities	290.4	309.7
Deferred income taxes	67.8	64.0

Stockholders' equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $.01 par value per share, 150,000,000 shares
authorized; issued 49,316,913	0.5	0.5
Additional paid-in capital	449.7	451.0
Retained earnings	1,147.5	1,123.2
Accumulated other comprehensive gain/(loss)	(7.2)	16.0
Treasury stock, at cost, 377,052 shares in 2010 and 594,134 shares in 2009	(20.2)	(31.8)
Total Cytec Industries Inc. stockholders’ equity	1,570.3	1,558.9

Noncontrolling interests	3.9	4.2

Total equity	1,574.2	1,563.1

Total liabilities and stockholders' equity	$3,549.4	$3,559.4

CYTEC INDUSTRIES INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Dollars in millions)

	Three Months Ended March 31,
	2010	2009

Cash flows provided by (used in) operating activities
Net earnings	$25.8	$0.1
Non cash items included in net earnings
Depreciation	27.3	28.1
Amortization	11.3	10.8
Share-based compensation	2.9	2.1
Deferred income taxes	12.2	(13.0)
Gain on sale of assets	(2.3)	(1.6)
Loss on early extinguishment of debt	0.7	-
Unrealized gain on derivative instruments	-	(5.8)
Other	(0.1)	(0.2)
Changes in operating assets and liabilities:
Trade accounts receivable	(58.0)	52.8
Other receivables	6.7	13.0
Inventories	(35.2)	44.0
Other assets	(3.0)	(11.4)
Accounts payable	83.7	(33.6)
Accrued expenses	(17.4)	(18.0)
Income taxes payable	(1.4)	(4.6)
Other liabilities	(15.1)	(0.3)
Net cash provided by operating activities	38.1	62.4
Cash flows (used in )/ provided by investing activities
Additions to plants, equipment and facilities	(29.0)	(63.5)
Net proceeds received on sale of assets	1.7	5.7
Net cash used in investing activities	(27.3)	(57.8)
Cash flows (used in)/ provided by financing activities
Proceeds from long-term debt	-	70.0
Payments on long-term debt	(15.2)	(71.0)
Change in short-term borrowings	1.2	(13.7)
Cash dividends	(1.9)	(5.9)
Proceeds from the exercise of stock options	6.7	1.5
Excess tax benefits from share-based payment arrangements	0.8
Net cash used in financing activities	(8.4)	(19.1)
Effect of currency rate changes on cash and cash equivalents	(2.2)	(2.8)
Net increase/(decrease) in cash and cash equivalents	0.2	(17.3)
Cash and cash equivalents, beginning of period	261.7	55.3
Cash and cash equivalents, end of period	$261.9	$38.0

Cytec Industries Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Measures
Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended March 31, 2010
	Net Earnings (Loss)	Diluted EPS
GAAP Net Earnings/(Loss)	$24.8	$0.50
- Net restructuring charges	(0.4)	(0.01)
- Effect of Health Care Legislation on tax	8.3	0.17
Non-GAAP Net Earnings	$32.7	$0.66

Three Months Ended March 31, 2009
	Net Earnings (Loss)	Diluted EPS
GAAP Net Earnings/(Loss)	$(0.1)	$(0.00)
- Net restructuring charges	2.2	0.05
- Gain on disposal of assets	(1.0)	(0.02)
- Product line exit costs (primarily accelerated depreciation)	1.6	0.03
Non-GAAP Net Earnings	$2.7	$0.06

CONTACT:
Cytec Industries Inc.
Investor Relations:
Jodi Allen, 973-357-3283